Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of May 21, 2020, is by and between CONMED Corporation, a New York corporation (“Parent”), and CONMED Corporation, a Delaware corporation (“Subsidiary”), pursuant to Article 9 of the Business Corporation Law of the State of New York (the “NYBCL”) and Subchapter IX of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, Parent is a corporation duly organized and in good standing under the laws of the State of New York;

WHEREAS, Parent was originally formed under the name Concor Enterprises, Inc.;

WHEREAS, Subsidiary is a corporation duly organized and in good standing under the laws of the State of Delaware;

WHEREAS, Subsidiary is newly formed for the purpose of effecting the transactions contemplated hereby and does not currently hold any property or have any tax attributes;

WHEREAS, Parent is authorized to issue (a) 100,000,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”), of which 28,535,629 shares are issued and outstanding as of the date hereof (which number of outstanding shares is subject to change prior to the Effective Time (as defined below) in connection with Parent’s repurchase or issuance of shares of Parent Common Stock), and (b) 500,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding as of the date hereof;

WHEREAS, Subsidiary is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the date hereof;

WHEREAS, Parent currently holds all of the issued and outstanding shares of common stock of Subsidiary;

WHEREAS, the respective Boards of Directors of Parent and Subsidiary have determined that it is advisable and in the best interests of such corporations and their shareholders and stockholder, respectively, for Parent to merge with and into Subsidiary, for the purpose of changing the Parent’s state of incorporation from the State of New York to the State of Delaware;

WHEREAS, the parties intend, by executing this Merger Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code; and

WHEREAS, the Board of Directors of Parent has directed that this Merger Agreement be submitted to a vote of Parent’s shareholders for approval in accordance with the NYBCL and the DGCL.

NOW, THEREFORE, in consideration of the premises, mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1.    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Merger Agreement, at the Effective Time, Parent shall be merged with and into Subsidiary (the “Merger”), and the separate existence of Parent shall cease and Subsidiary shall be the entity surviving the Merger (hereinafter referred to as the “Surviving Entity”), which shall continue to exist under, and be governed by, the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL, including Section 259 of Subchapter IX of Title 8 of the DGCL, the NYBCL, including Section 906 of Article 9 of the NYBCL, and this Merger Agreement.

(b)    Subject to Article 9 hereof, the Merger shall become effective upon the later of (x) (i) the acceptance for filing of the Delaware Certificate of Ownership and Merger (the “Delaware Certificate of Merger”), to be prepared and filed with the Secretary of State of the State of Delaware, pursuant to Section 253 of the DGCL and (ii) the acceptance for filing of the New York Certificate of Merger (the “New York Certificate of Merger”), to be prepared and filed with the New York Department of State, pursuant to Sections 905 and 907(e) of the NYBCL, and (y) such other time as agreed upon by the parties and set forth in the Delaware Certificate of Merger and the New York Certificate of Merger (the “Effective Time”).

(c)    The parties intend, by executing this Merger Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code; and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code.

ARTICLE 2.    Directors and Officers. The parties will take all actions necessary so that the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity from and after the Effective Time, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Entity, as the same may be amended from time to time, or the DGCL.

ARTICLE 3.    Governing Documents.

(a)    The certificate of incorporation of Subsidiary in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Entity upon the Effective Time until amended in accordance with applicable law.

(b)    The by-laws of Subsidiary in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, shall be the by-laws of the Surviving Entity upon the Effective Time until amended in accordance with applicable law.

ARTICLE 4.    Name. From and after the Effective Time, the name of the Surviving Entity shall be: CONMED Corporation.

ARTICLE 5.    Effect of Merger on Capital Stock.

(a)    At the Effective Time, (i) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock of the Surviving Entity, and (ii) each issued and outstanding share of common stock of Subsidiary, all of which are owned by Parent, shall be automatically retired and canceled, without the payment of consideration therefor.

(b)    At the Effective Time, each option, restricted stock unit, performance stock unit, stock appreciation right, convertible note or other security of Parent issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of the Surviving Entity, governed by the same terms and conditions (including with respect to vesting, performance goals and exercisability) as were applicable to such securities immediately prior to the Effective Time, and shares of common stock of the Surviving Entity shall be reserved for issuance in connection with the vesting, exercise or conversion of such securities for each share of Parent Common Stock so reserved prior to the Effective Time. The exercise price or conversion ratio for each share of common stock of the Surviving Entity issuable pursuant to any such option, restricted stock unit, performance stock unit, stock appreciation right, convertible note or other security of Parent shall be equal to the exercise price or conversion ratio applicable to any such security of Parent at the Effective Time.

(c)    At and after the Effective Time, all of the outstanding certificates or other documents that immediately prior to the Effective Time evidenced ownership of securities of Parent shall be deemed for all purposes to evidence ownership of and to represent the securities of the Surviving Entity into which such securities of Parent have been converted, as herein provided, and shall be so registered on the books and records of the Surviving Entity or its transfer agent. The registered owner of any such outstanding certificate or other document evidencing ownership of securities of Parent shall, until such certificate or other document shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the securities evidenced by such certificate or other document, as above provided. Each certificate representing capital stock of the Surviving Entity issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Parent so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Entity in compliance with applicable laws, and any additional legends required by applicable blue sky laws.

(d)    All shares of common stock of the Surviving Entity into which shares of Parent Common Stock are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such Parent Common Stock.

ARTICLE 6.    Transfer, Conveyance and Assumption. Without limiting the generality of the foregoing, at the Effective Time, (i) the Surviving Entity shall, without further transfer, succeed to and possess all of the rights, privileges, franchises, immunities and powers of Parent; (ii) the Surviving Entity shall be subject to all actions previously taken by Parent’s Board of Directors; (iii) all of the assets and property of whatever kind and character of Parent shall vest in the Surviving Entity without further act or deed; and (iv) the Surviving Entity shall, without further act or deed, assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Parent, including, without limitation, all outstanding indebtedness of Parent.

ARTICLE 7.    Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan and other similar plans to which Parent is then a party (the “Plans”) shall be assumed by, and continue to be the plan of, the Surviving Entity, and Surviving Entity shall assume, as of the Effective Time, all obligations of Parent under the Plans, including (i) the outstanding options, restricted stock units, performance stock units, stock appreciation rights or other awards or portions thereof granted pursuant to the Plans and the right to grant additional awards thereunder and (ii) all obligations of Parent under the Plans with respect to which employee rights or accrued benefits are outstanding as of the Effective Time (including, for the avoidance of doubt, any change in control or severance plan, agreement or arrangement). To the extent any Plan provides for the issuance or purchase of, or otherwise relates to, securities of Parent, after the Effective Time such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the securities of the Surviving Entity into which such securities of Parent have been converted as herein provided.

ARTICLE 8.    Further Assurances. In the event that this Merger Agreement shall have been duly adopted by the shareholders of Parent in accordance with Article 9, Parent and Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of New York and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of New York and the State of Delaware and any other applicable jurisdiction, in each case to effectuate the Merger pursuant to the terms set forth in this Merger Agreement. The directors and officers of the Parent and Subsidiary are fully authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Merger Agreement and the transactions contemplated hereby, including the Merger.

ARTICLE 9.    Shareholder Approval; Termination. This Merger Agreement shall be submitted to a vote of the shareholders of Parent in accordance with the laws of the State of New York and Parent’s certificate of incorporation and by-laws. In the event that this Merger Agreement shall not be adopted by the requisite vote of the shareholders of Parent entitled to vote thereon, this Merger Agreement shall thereupon be terminated without further action of the parties hereto. Notwithstanding anything to the contrary set forth in this Merger Agreement (including the provisions of Article 8), this Merger Agreement may also be terminated by Parent before or after shareholder approval thereof, and the Merger may be abandoned, at any time prior to the Effective Time, if the Board of Directors of Parent determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Parent and its shareholders. In the event of the termination and abandonment of this Merger Agreement, this Merger Agreement shall become null and void and have no effect, without any liability on the part of either Parent or Subsidiary, or any of their respective shareholders, stockholders, directors or officers.

ARTICLE 10.    Amendments; Waivers.

(a)    Any provision of this Merger Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by Parent and Subsidiary, provided that, following the adoption of the Merger Agreement by the requisite vote of the shareholders of Parent entitled to vote therein, an amendment shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any securities of Parent to be effected by the Merger; (ii) alter or change any term of the certificate of incorporation of the Surviving Entity; or (iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any equity securities of Parent.

(b)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11.    No Third Party Beneficiaries. The provisions of this Merger Agreement are solely for the benefit of the parties hereto and this Merger Agreement is not intended to, and does not, confer upon any person other than the parties, and their respective successors and permitted assigns, any rights or remedies, express or implied, hereunder, including the right to rely upon or enforce any of the provisions of this Agreement.

ARTICLE 12.    Successors and Assigns. The provisions of this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Merger Agreement without the consent of the other party hereto.

ARTICLE 13.    Governing Law. This Merger Agreement and all claims or causes of action arising out of or relating to this Merger Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent that the laws of the State of New York are mandatorily applicable to the Merger.

ARTICLE 14.    Counterparts; Effectiveness. This Merger Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Merger Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Merger Agreement.

ARTICLE 15.    Severability. The provisions of this Merger Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Merger Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Merger Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being authorized officers of the constituent corporations, have executed this Merger Agreement as of the date first written above.

PARENT:

CONMED Corporation,
a New York corporation

By:	/s/ Curt R. Hartman
Name:	Curt R. Hartman
Title:	President and Chief Executive Officer

SUBSIDARY / SURVIVING ENTITY:

CONMED Corporation,
a Delaware corporation

By:	/s/ Daniel S. Jonas
Name:	Daniel S. Jonas
Title:	Executive Vice President, Legal Affairs, General Counsel & Secretary

[Signature Page to Merger Agreement (Reincorporation)]